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                        AVIC GROUP INTERNATIONAL, INC.
                      NONQUALIFIED STOCK OPTION AGREEMENT

    THIS AGREEMENT (this "Agreement") is made as of January 17, 1996, by and between Avic Group International, Inc., a Colorado corporation (the "Company"), and Timothy Crowley ("Optionee").


                              R E C I T A L S

    The Board of Directors of the Company has authorized the granting to Optionee of a nonqualified stock option to purchase the number of shares of Common Stock of the Company specified in Paragraph 1 hereof, at the price specified therein, such option to be for the term and upon the terms and conditions hereinafter stated.


                             A G R E E M E N T

    NOW, THEREFORE, in consideration of the promises and of the undertakings of the parties hereto contained herein, it is hereby agreed:

    1. NUMBER OF SHARES; OPTION PRICE. The Company hereby grants to Optionee the option ("Option") to purchase, upon and subject to the terms and conditions of the Plan, 100,000 shares of Common Stock of the Company at the price of $0.35 per share.

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    2.   TERM.  This Option shall expire on the day before the tenth anniversary of the date hereof unless such Option shall have been terminated prior to that date in accordance with the provisions of this Agreement.

    3. SHARES SUBJECT TO EXERCISE. Subject to Paragraph 5 hereof, shares issuable upon exercise of the Option (the "Shares") shall be subject to exercise 25% on each of the following dates: July 31, 1996, January 31, 1997, July 31,
1997 and January 31, 1998.    If the Optionee's employment is terminated within
twelve (12) months following any Change in Control either by the Company or the Optionee all shares will become subject to exercise. For purposes of this Agreement, a Change in Control shall mean: (a) any transfer or series of transfers of capital stock of the Company, other than as a result of a sale of capital stock of the Company pursuant to a public offering registered under the Securities Act of 1933, as amended, as a result of which the holders of capital stock of the Company prior to such transfer or transfers become, collectively, the legal or beneficial holders of less than fifty percent (50%) of the capital stock of the Company; (b) the consummation of any merger or consolidation of the Company with another corporation; provided, however, that no Change in Control shall be deemed to have occurred if, immediately following such merger or consolidation, legal or beneficial holders of capital stock of the Company prior to such merger or consolidation shall own or control, directly or indirectly,

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through one or more intermediaries, equity securities representing the power to vote or direct the voting of more than fifty percent (50%) of the voting power of all classes of equity securities entitled to vote in the election of directors of the corporation resulting from such merger or consolidation; or (c) any transfer of all or substantially all of the business and assets of the Company to another corporation; provided, however, that no Change in Control shall be deemed to have occurred if the legal or beneficial holders of capital stock of the Company prior to such transfer of control, retain directly or indirectly through one or more intermediaries, the power to vote or direct the voting of more than fifty percent (50%) of the voting power of all classes of equity securities entitled to vote in the election of directors of such corporation to which all or substantially all of the business and assets of the Company are transferred.

    4. TAX WITHHOLDING. As a condition to exercise of this Option, the Company may require the Optionee to pay over to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of this Option. At the discretion of the Board of Directors and upon the request of the Optionee, the minimum statutory withholding tax requirements may be satisfied by the withholding of shares of Stock otherwise issuable to the Optionee upon the exercise of this Option.

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    5.   EXERCISE ON TERMINATION OF EMPLOYMENT.  In the event of Optionee's death or disability, or if Optionee shall cease to be employed by the Company, Optionee's right to exercise the Option will be limited to installments accrued under Paragraph 3 hereof on the date of termination.

    6. ADJUSTMENT IN SHARES SUBJECT TO OPTION. If the outstanding shares of common stock of the Company are changed into, or exchanged for, cash or a different number or kind of shares or securities of the Company, or of another company, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, or similar transaction, an appropriate adjustment shall be made changing the number or kind of shares and the exercise price per share allocated to any Shares subject to the unexercised portion of the Option.

    7. NONTRANSFERABILITY. This Option may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised only by Optionee during his lifetime and after his death, by his personal representative or by the person entitled thereto under his will or the laws of intestate succession.

    8. OPTIONEE NOT A SHAREHOLDER. Optionee shall have no rights as a shareholder with respect to the Common Stock of the Company covered by such Option until the date of issuance of a

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stock certificate or stock certificates to him upon exercise of the Option.

    9. NO RIGHT TO EMPLOYMENT. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or to continue to perform services for the Company or any Parent or Subsidiary, or shall interfere with or restrict in any way the rights of the Company to discharge or terminate any officer, director, employee, independent contractor or consultant at any time for any reason whatsoever, with or without good cause.

    10. RESTRICTIONS ON SALE OF SHARES. Optionee represents and agrees that upon his exercise of the Option, in whole or in part, unless there is in effect at that time under the Securities Act of 1933 a registration statement relating to the shares issued to him, he will acquire the shares issuable upon exercise of this Option for the purpose of investment and not with a view to their resale or further distribution, and that upon such exercise thereof he will furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. The Company agrees that it will use its best efforts to file a Registration Statement on Form S-8 or other applicable form so as to enable Optionee to sell shares issued upon exercise of this Option. Optionee agrees that any certificate issued upon exercise of this Option may bear a legend indicating that their transferability is restricted in

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accordance with applicable state and federal securities law and with this
Agreement. Any person or persons entitled to exercise this Option shall, upon each exercise of the Option under circumstances in which Optionee would be required to furnish such a written statement, also furnish to the Company a written statement to the same effect, satisfactory to the Company in form and substance.

    11. NOTICES. All notices to the Company shall be addressed to the Chairman of the Plan Committee of the Board of Directors of the Company at the principal office of the Company at 599 Lexington Avenue, 44th Floor, New York, NY 10022, and all notices to Optionee shall be addressed to Optionee at the address of Optionee on file with the Company or its Subsidiaries, or to such other address as either may designate to the other in writing. A notice shall be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid, with the United States Postal Service. In lieu of giving notice by mail as aforesaid, written notice under this Agreement may be given by personal delivery to Optionee or to the Company (as the case may be).

    12. SALE OR OTHER DISPOSITION. If Optionee at any time contemplates the disposition (whether by sale, gift, exchange, or other form or transfer) of any Shares acquired by exercise of this Option, he will first notify the Company in writing of such proposed disposition and cooperate with the Company in complying

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with all applicable requirements of law, which, in the judgment of the Company, must be satisfied prior to such disposition.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                          AVIC GROUP INTERNATIONAL, INC.


                                          By:/s/ Joseph R. Wright, Jr.
                                             ---------------------------------
                                          Its:Chairman/Chief Executive Officer
                                              --------------------------------


                                          OPTIONEE



                                          /s/ Timothy Crowley
                                          ------------------------------------
                                          Timothy Crowley


Social Security Number:                   Address:



         ###-##-####                      599 Lexington Avenue, 44th Floor
-------------------------------           New York, New York 10022







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